Exhibit 10.1
SUNTRUST
3333 Peachtree Rd, NE Center Code
3913 Atlanta, Georgia 30326
July 22, 2009
Confirmation of Swap Transaction
THIS LETTER AGREEMENT SHOULD BE REVIEWED, EXECUTED BY AN AUTHORIZED
PERSON(S), AND RETURNED IMMEDIATELY VIA FAX TO 404-926-5827 OR 404-926-5826
(PLEASE DIRECT ANY QUESTIONS TO FARAZ ANSARI AT 404-926-5819.)
Frank Douglass
Manager, Treasury
Wright Express Corp.
97 Darling Avenue
South Portland, Maine 04106
REF: 138258
The purpose of this communication is to set forth the terms and conditions of the Swap Transaction entered into between SunTrust Bank (“SunTrust”) and Wright Express Corp. (“Counterparty”) on the Trade Date specified below. This communication constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2006 Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement between SunTrust and the Counterparty, dated as of April 5, 2005, as amended and supplemented from time to time (the “Agreement”). All provisions contained in, or incorporated by reference into, the Agreement will govern this Confirmation except as expressly modified below.
1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount: Trade Date: Effective Date: Termination Date: Business Days: Calculation Agent:	USD 50,000,000.00 July 21, 2009 July 22, 2009 July 22, 2011, with adjustment in accordance with the Modified Following Business Day Convention London, New York SunTrust Bank

Fixed Amounts:

Fixed Rate Payer:	Counterparty
Fixed Rate Payer Payment Dates:	The 22nd day of each Month, beginning Aug 24, 2009, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day convention.
Fixed Rate:	1.35000 % per annum
Fixed Rate Day Count Fraction:	Actual/360
Adjustment to Period End Dates:	Applicable
Floating Amounts:

Floating Rate Payer:	SunTrust Bank
Floating Rate Payer Payment Dates:	The 22nd day of each Month, beginning Aug 24, 2009, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day convention.
Floating Rate for Initial Calculation Period:	0.28625 % per annum
Floating Rate Day Count Fraction:	Actual/360
Designated Maturity:	1 Month
Floating Rate Option:	USD-LIBOR-BBA
Spread:	Inapplicable
Adjustment to Period End Dates:	Applicable
Reset Dates:	The first day of each Floating Rate Payer Calculation Period.

2. Other Provisions
(a) Relationship Between the Parties. Each party hereto represents to the other as of the Trade Date that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Swap Transaction):
(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Swap Transaction and as to whether this Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Swap Transaction, it being understood that information and explanations related to the terms and conditions of this Swap Transaction will not be considered investment advice or a recommendation to enter into this Swap Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Swap Transaction.
(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Swap Transaction. It is also capable of assuming, and assumes, the risks of this Swap Transaction.
(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Swap Transaction.
(b) Regulatory Representations. Each party hereto represents to the other as of the Trade Date that:
It is an “eligible contract participant”. as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”) and this Swap Transaction has not been executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA;
(c) Customer Identification: To help the government fight the funding of terrorism and money-laundering activities, federal law requires SunTrust to obtain, verify, and record certain identifying information about its customers. The Counterparty will need to provide to SunTrust its legal name, physical address, date of birth, if applicable, and other identifying information, including identifying documents, to assist in this verification process.
3. Account Details
Payments to SunTrust Bank
SunTrust Bank
ABA # 061000104
Account # BOND WIRE CLR, 9088000095
FBO: Bond Wire Clearing
Attn: Financial Risk Management, Operations

Payments to Counterparty
“Harris Trust and Savings Bank, Chicago”
Favor Of: Wright Express Corporation
Account # 4539482
Please confirm that the foregoing correctly sets forth the terms of the Swap Transaction by signing this Confirmation and immediately returning all its pages via fax (without a cover sheet) to 404-926-5827 OR 404-9265826.

Accepted and Confirmed as of date first written:

SunTrust Bank	Wright Express Corp.

By: /s/ Steve Elder

Name: Steve Elder Title: Treasurer